Exhibit 10.01(p)

PARTICIPANT AWARD AGREEMENT

[Date]

[Name]

[Address]

[City, State and Zip Code]

Dear [Name] :

Pursuant to the terms and conditions of the 2009 Long-Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors (“Board”) of EQT Corporation (the “Company”) granted you a Restricted Stock Award (the “Award”) for restricted shares of the Company’s common stock as outlined below.

Shares Granted:

Grant Date:

Vesting Schedule:

You are entitled to vote the restricted shares.  Any dividends issued with respect to such shares during the restricted period shall be invested in additional shares of common stock and added to the original shares, subject to the same restrictions as the shares originally awarded. Restricted shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered until the restricted period for such shares has expired.

In the event of a Change of Control (as defined in the Plan), all shares, including reinvested dividend shares, will immediately vest without restriction.  In the event of termination of your employment for any reason prior to [day of 100% vesting], including retirement, all unvested restricted shares, including unvested reinvested dividend shares, shall be forfeited, except that, if your termination is involuntary and without fault on your part (including termination resulting from death or disability as defined in Sec. 409A(a)(2)(C) of the Internal Revenue Code), the shares will vest as follows (including a proportional amount of reinvested dividend shares):

Termination Date	Percent Vested
Prior to first anniversary of Grant Date	0%
On or after first anniversary of Grant Date and prior to second anniversary of Grant Date	25%
On or after second anniversary of Grant Date and prior to third anniversary of Grant Date	50%

You may satisfy tax withholding obligations with respect to your award by directing the Company to (i) withhold that number of shares that would otherwise be issued upon vesting to satisfy the minimum required statutory tax withholding obligations, or (ii) accept delivery of shares previously owned by you to satisfy such minimum tax withholding obligations.

The terms contained in the Plan are hereby incorporated into and made a part of this Participant Award Agreement and this Participant Award Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative.  [The Awards, including any shares transferred to you upon vesting of the Awards, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Awards.][Note: Bracketed language became applicable to award agreement in 2011.]

You may access important information about the Company and the Plan on the Company’s website.  Copies of the Plan and Plan Prospectus can be found at www.eqt.com, by clicking on the “Employees” link on the main page, logging onto the “Employee info” page and clicking on the “Compensation” link.  Copies of the Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

For the Compensation Committee

By my signature below, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

Signature:	Date: